FedEx Pricing Agreement

Agreement Number: 219889

Customer Name: ISORAY MEDICAL INC.

Customer, including any of its divisions, subsidiaries and affiliates, a majority (defined as 51%) of whose voting stock is directly or indirectly owned by Customer, and FedEx agree to enter into this FedEx Pricing Agreement (the "Agreement") subject to the following terms and conditions.

1.	Pricing. FedEx agrees to provide to Customer express and ground transportation services under the following terms.

(a)
Express Pricing. The effective discounts for the FedEx Express services utilized by Customer are attached and incorporated by reference. A courtesy copy of the applicable discounts reflected as net rates is available upon request from Customer’s FedEx sales professional. The net rate sheets are provided as a courtesy and are not incorporated within the Agreement. Discounts are applied to published express transportation rates in effect at the time of shipment and are not applied to special handling fees, ancillary or other charges.

(b)
Ground Pricing. Customer shall continue to receive its current FedEx Ground pricing for the applicable services. A courtesy copy of Customer’s pricing reflected as net rates is available upon request from Customer’s FedEx sales professional. The net rate sheets are provided as a courtesy and are not incorporated within the Agreement. FedEx will provide such services to Customer for each package that Customer drops off at FedEx World Service Centers and other participating locations as identified by FedEx from time to time. FedEx may at its sole discretion provide Customer with regularly scheduled pick-ups for Ground services.

(c)
Pricing Terms. The pricing provided to Customer is for Customer’s exclusive use and benefit and may not be resold or otherwise extended to any other party without FedEx’s prior written consent. The effective date(s) (“Effective Date”) of Customer’s pricing under this Agreement is set forth on the applicable attachments. FedEx will provide 10 days written or electronically transmitted notice of any changes by FedEx to Customer’s discounts or incentives provided pursuant to this Agreement. Only the account and barcode numbers verified by FedEx will participate in the pricing. Only the billed account and barcode number will receive the applicable discounts, incentives and revenue credit.

2.
Service Guide. Each shipment made with FedEx is subject to the terms and conditions of the FedEx Service Guide, for the country of origin, in effect at the time of shipment, which terms are incorporated by reference. FedEx reserves the right to modify the FedEx Service Guide, including a modification of the published transportation rates, at anytime without notice. Customer is directed to the FedEx website www.fedex.com for changes in the FedEx Service Guide. In the event there is a conflict between this Agreement and the FedEx Service Guide, the provisions of this Agreement control.

3.
Payment Terms. Payment on all accounts is due 15 days from the invoice date. However, invoices for duties and taxes are payable on receipt. Customer agrees that remaining current on all payables is a condition to the extension of credit, discounts and incentives. Failure to comply with payment terms may result in denial of credit or removal of applicable discounts and incentives.

4.
Automation. Customer agrees to use automated shipping devices when provided by FedEx at U.S. shipping locations and an agreement for the placement or use of any such shipping device shall be executed prior to such placement or use.

5.	Excise Tax. A federal excise tax, when required by the Internal Revenue Code on the air transportation portion of this service, if any, is paid by FedEx.

6.
Unexpected Volume. If Customer tenders packages which substantially exceed the number of packages tendered on average for the location by the Customer throughout the year, FedEx may, at its sole option, either accept such packages subject to waiver of Money Back Guarantees and commitment times, or decline to accept such packages without further obligation of any kind to Customer.

7.
Confidentiality. The terms, discounts and incentives of this Agreement shall be held in strict confidence by Customer and may not be disclosed to anyone other than those Customer employees who have a need to know. Nothing herein shall restrict Customer from disclosing any portion of such information on a restricted basis pursuant to a judicial or other lawful governmental order, but only to the extent of such order and only after providing FedEx with immediate notice of such order so that FedEx may contest the order or obtain a protective order, if FedEx deems necessary.

8.	Term. This Agreement commences on the Effective Date and continues until terminated by either party.

9.
Termination. Either party may terminate this Agreement for the other party’s noncompliance with its terms. Either party may terminate this Agreement without cause and without penalty at any time upon 30 days prior written notice to the other.

10.
Prior Agreements. This Agreement supersedes all Pricing Agreements and Addenda, if any, for express and ground services between FedEx and Customer for the designated account and bar code number relating to the services and package types covered by this Agreement.

ISORAY MEDICAL INC. (“Customer”)	FEDERAL EXPRESS CORPORATION & FEDEX GROUND PACKAGE SYSTEM, INC.

By its agent
FedEx Corporate Services, Inc. (“FedEx”)

By: /s/ Michael K. Dunlop	By: /s/ Arnold E. Wright
Print Name: Michael K. Dunlop	Print Name: Arnold E. Wright
Title: Chief Financial Officer	Title: ISAE
Date: 10/5/05	Date: 10/10/05
Employee No.: 513415

Offer expires if not accepted by Customer within 30 days of date of presentation of Agreement.

Any alterations to this document by either party will render it null and void in its entirety.